Exhibit 99.1

NEWS BULLETIN

RE: CLAIRE’S STORES, INC.

2400 WEST CENTRAL ROAD, HOFFMAN ESTATES, ILLINOIS 60192

CLAIRE’S STORES, INC. REPORTS FISCAL 2017

FIRST QUARTER RESULTS

CHICAGO, June 6, 2017. Claire’s Stores, Inc. (the “Company”), one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids, today reported its financial results for the fiscal 2017 first quarter, which ended April 29, 2017.

First Quarter Results

The Company reported net sales of $299.6 million for the fiscal 2017 first quarter, flat compared to the fiscal 2016 first quarter. Net sales were affected by an increase in same store sales and an increase in new concession store sales and new store sales, offset by the effect of store closures, an unfavorable foreign currency translation effect of our non-U.S. net sales and decreased shipments to franchisees. Net sales would have increased 2.4% excluding the impact of foreign currency exchange rate changes.

Consolidated same store sales increased 4.4%, with North America same store sales increasing 0.3% and Europe same store sales increasing 13.0%. The Company computes same store sales on a local currency basis, which eliminates any impact from changes in foreign currency exchange rates. For the fiscal 2017 second quarter-to-date period, consolidated same store sales have increased in the low single digit range, with North America performing similarly to Europe.

Gross profit percentage increased 210 basis points to 49.3% during the fiscal 2017 first quarter versus 47.2% for the prior year quarter. This increase in gross profit percentage consisted of a 160 basis point decrease in occupancy costs and by a 60 basis point increase in merchandise margin, partially offset by a 10 basis point increase in buying and buying-related costs. The decrease in occupancy costs, as a percentage of net sales, resulted primarily from the leveraging effect of an increase in same store sales. The increase in merchandise margin percentage resulted primarily from higher trade discounts.

Selling, general and administrative expenses increased $2.8 million, or 2.6%, compared to the fiscal 2016 first quarter. As a percentage of net sales, selling, general and administrative expenses increased 100 basis points. Selling, general, and administrative expenses would have increased $5.8 million excluding a favorable $3.0 million foreign currency translation effect. Excluding the foreign currency translation effect, the increase was primarily due to increased compensation-related expense, including store incentive compensation, and concession store commission expense.

Adjusted EBITDA in the fiscal 2017 first quarter was $41.8 million compared to $37.0 million last year. Adjusted EBITDA would have been $41.5 million excluding the foreign currency translation effect in the first quarter of 2017. The Company defines Adjusted EBITDA as earnings before income taxes, net interest expense, depreciation and amortization, loss (gain) on early debt extinguishments, and asset impairments. Adjusted EBITDA excludes management fees, severance, the impact of transaction-related costs and certain other items. A reconciliation of net loss to Adjusted EBITDA is attached.

As of April 29, 2017, cash and cash equivalents were $25.7 million. The Company had $59.0 million drawn on its ABL Credit Facility and an additional $12.0 million of borrowing availability under its ABL Credit Facility as of April 29, 2017. The fiscal 2017 first quarter cash balance decrease of $30.1 million consisted of reductions for $71.3 million of cash interest payments, $23.5 million from seasonal working capital uses, $18.4 million due to retirement of 10.50% Senior Subordinated Notes, $4.3 million for payment of long-term debt, $3.4 million of capital expenditures and $3.8 million for tax payments and other items, offset by positive impacts of $41.8 million of Adjusted EBITDA and $52.8 million from net borrowings under our ABL Credit Facility.

Store Count as of:	April 29, 2017	January 28, 2017	April 30, 2016

North America	1,630	1,641	1,716
Europe	1,050	1,069	1,115

Subtotal Company-operated	2,680	2,710	2,831

Franchise	647	603	579

Total global stores	3,327	3,313	3,410

Concession stores	901	933	733

Conference Call Information

The Company will host its first quarter conference call on Wednesday, June 7, at 10:00 a.m. (Eastern Time). To connect, please dial 888-455-9658 (domestic) or 210-839-8631 (international). The password is 2524737. An audio replay will be available through July 8, 2017, by dialing 888-566-0599 (domestic) or 203-369-3617 (international). The password is 52417. The conference call will also be webcast and archived until July 8, 2017 on the Company’s corporate website at www.clairestores.com, where it can be accessed by clicking the “Financial” tab and choosing the “Events” link.

Company Overview

Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens and girls ages 3 to 35. The Company operates through its stores under two brand names: Claire’s® and Icing®. As of April 29, 2017, Claire’s Stores, Inc. operated 2,680 stores in 17 countries throughout North America and Europe, excluding 901 concession locations. The Company franchised 647 stores in 26 countries primarily located in the Middle East, Central and Southeast Asia and Central and South America, and Southern Africa. More information regarding Claire’s Stores is available on the Company’s corporate website at www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: our level of indebtedness; general economic conditions; changes in consumer preferences and consumer spending; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; competition; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; failure to maintain our favorable brand recognition; failure to successfully market our products through other channels, such as e-commerce; uncertainties generally associated with the specialty retailing business, such as decreases in mall traffic; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; increase in our cost of merchandise; significant increases in our merchandise markdowns; inability to grow our company-operated store base, expand our international store base through franchise or similar licensing arrangements or expand our store base through store concessions; inability to design and implement new information systems; data security breaches of confidential information or other cyber attacks; delays in anticipated store openings or renovations; results from any future asset impairment analysis; changes in applicable laws, rules and regulations, including laws and regulations governing the sale of our products, particularly regulations relating to heavy metals and chemical content in our products; changes in anti-bribery laws; changes in employment laws, including laws relating to overtime pay, tax laws and import laws; product recalls; increases in the costs of healthcare for our employees; increases in the cost of labor; labor disputes; loss of key members of management; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017 filed with the SEC on April 14, 2017. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information

Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: www.clairestores.com.

Contact Information

Scott Huckins, Executive Vice President and Chief Financial Officer

Phone: (847) 765-1100, or E-mail, investor.relations@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS

(In thousands)

FIRST FISCAL QUARTER

	Three Months	Three Months
	Ended	Ended
	April 29, 2017	April 30, 2016
Net sales	$299,621	$299,647
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	151,788	158,353

Gross profit	147,833	141,294

Other expenses:
Selling, general and administrative	110,512	107,722
Depreciation and amortization	11,203	14,060
Severance and transaction-related costs	143	1,573
Other (income) expense, net	(2,701)	2,945

	119,157	126,300

Operating income	28,676	14,994
Interest expense, net	43,580	55,079

Loss before income tax benefit	(14,904)	(40,085)
Income tax benefit	(8,146)	(1,327)

Net loss	$(6,758)	$(38,758)

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	April 29, 2017	January 28, 2017
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$25,737	$55,792
Inventories	140,938	130,239
Prepaid expenses	16,924	14,642
Other current assets	26,809	25,270

Total current assets	210,408	225,943

Property and equipment:
Furniture, fixtures and equipment	220,369	218,804
Leasehold improvements	297,681	297,636

	518,050	516,440
Accumulated depreciation and amortization	(389,476)	(381,975)

	128,574	134,465

Leased property under capital lease:
Land and building	18,055	18,055
Accumulated depreciation and amortization	(6,539)	(6,313)

	11,516	11,742

Goodwill	1,132,575	1,132,575
Intangible assets, net of accumulated amortization of $81,640 and $80,502, respectively	454,331	454,956
Other assets	41,052	40,525

	1,627,958	1,628,056

Total assets	$1,978,456	$2,000,206

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Current portion of long-term debt, net	$—	$18,405
Trade accounts payable	69,726	69,731
Income taxes payable	5,353	6,083
Accrued interest payable	24,003	53,266
Accrued expenses and other current liabilities	78,351	87,146

Total current liabilities	177,433	234,631

Long-term debt, net	2,115,167	2,118,653
Revolving credit facility, net	57,043	3,925
Obligation under capital lease	16,289	16,388
Deferred tax liability	91,900	99,255
Deferred rent expense	33,917	34,300
Unfavorable lease obligations and other long-term liabilities	8,800	10,376

	2,323,116	2,282,897

Commitments and contingencies

Stockholder’s deficit:
Common stock par value $0.001 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	630,558	630,496
Accumulated other comprehensive loss, net of tax	(49,956)	(51,881)
Accumulated deficit	(1,102,695)	(1,095,937)

	(522,093)	(517,322)

Total liabilities and stockholder’s deficit	$1,978,456	$2,000,206

Net Loss Reconciliation to Adjusted EBITDA

Adjusted EBITDA represents net income (loss), adjusted to exclude income taxes, interest expense and income, depreciation and amortization, loss (gain) on early debt extinguishments, asset impairments, management fees, severance and transaction related costs, and certain non-cash and other items. We use Adjusted EBITDA as an important tool to assess our operating performance. We consider Adjusted EBITDA to be a useful measure in highlighting trends in our business. We reinforce the importance of Adjusted EBITDA with our bonus eligible associates by using this metric in our annual performance bonus program. We believe that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, Adjusted EBITDA is defined in the covenants contained in our debt agreements and it is the metric we use to communicate our financial performance to our debt investors.

Adjusted EBITDA is not a measure of financial performance under GAAP, and is not intended to represent cash flow from operations under GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to represent cash flow from operating, investing or financing activities as a measure of liquidity. We compensate for the limitations of using Adjusted EBITDA by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Some of the limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and Adjusted EBITDA does not reflect the cash requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital requirements; and

•	Adjusted EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness.

While Adjusted EBITDA is frequently used as a measure of operations and the ability to meet indebtedness service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

CLAIRE’S STORES, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(UNAUDITED)

(In Thousands)

	Three Months Ended April 29, 2017	Three Months Ended April 30, 2016
Net loss	$(6,758)	$(38,758)
Income tax benefit	(8,146)	(1,327)
Interest expense	43,588	55,084
Interest income	(8)	(5)
Depreciation and amortization	11,203	14,060
Amortization of intangible assets	1,068	658
Stock compensation, book to cash rent (a)	(394)	(440)
Management fee (b)	795	945
Other (c)	454	6,765

Adjusted EBITDA	$41,802	$36,982

a)	Includes: non-cash stock compensation expense, net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations.

b)	Includes: the management fee paid to Apollo Management and Cowen Group Inc.

c)	Includes: non-cash losses on property and equipment primarily associated with remodels, relocations and closures and non-cash asset write-offs; other payments associated with store closures; costs, including third party charges, compensation, incurred in conjunction with the relocation of new employees; non-cash foreign exchange gains/losses resulting from intercompany transactions and remeasurements of U.S. dollar denominated cash accounts of our foreign entities into their functional currency; store pre-opening costs; and severance and transaction related costs.